Exhibit 99.1

The proposed transactions described in this communication involve securities of a Japanese company. These transactions are subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. You should be aware that the issuer may purchase securities otherwise than as described in this document, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 22, 2026
To whom it may concern:
Company name:	OLBA HEALTHCARE HOLDINGS, Inc.
Representative:	Yohei Maeshima, President and Representative Director
(Securities code: 2689, TSE Standard)
Inquiries:	Nobuharu Murata, Managing Director and General Manager, Administrative Department
(Telephone: +81-86-236-1115)
Company name:	DVx Inc.
Representative:	Hiroshi Shibasaki, President & CEO
(Securities code: 3079, TSE Standard)
Inquiries:	Satoshi Suwa, Director, Executive Officer
(Telephone: +81-3-6899-3975)

Notice Regarding the Execution of the Business Integration Agreement and Share Exchange Agreement Between OLBA HEALTHCARE HOLDINGS, Inc. and DVx Inc.; in Association Therewith, Changes in its Trade Name and Partial Amendment of the Articles of Incorporation, Change in the Representative Director Thereof, Changes in its Subsidiaries, Major Shareholders and Largest Major Shareholder; as well as Changes in Parent Company, Major Shareholders and Largest Major Shareholder and Parent Company of DVx Inc.

OLBA HEALTHCARE HOLDINGS, Inc. (“OLBA HEALTHCARE”) and DVx Inc. (“DVx”) (OLBA HEALTHCARE and DVx collectively, “Both Companies”) hereby announce that they have resolved at the meetings of their respective Boards of Directors held today, to execute a share exchange (the “Share Exchange”) for the business integration based on the spirit of equal partnership between Both Companies (the “Business Integration”), under which OLBA HEALTHCARE will become the wholly owning parent company resulting from the Share Exchange and DVx will become the wholly owned subsidiary company resulting therefrom, and Both Companies have executed today an agreement on the Business Integration (the “Business Integration Agreement”) and an agreement on the Share Exchange (the “Share Exchange Agreement”) between Both Companies, the details of which are described below.

The Share Exchange is scheduled to be executed upon the approval of the Share Exchange Agreement by a resolution at the extraordinary general meeting of shareholders of OLBA HEALTHCARE scheduled to be held on July 28, 2026 (the “Extraordinary General Meeting of Shareholders”) as well as upon the approval of the Share Exchange Agreement by a resolution at the ordinary general meeting of shareholders of DVx scheduled to be held on June 26, 2026 (the “Ordinary General Meeting of Shareholders”), on the effective date of September 1, 2026 (the “Effective Date”).

It should be noted that, prior to the Effective Date of the Share Exchange, the common shares of DVx (the “DVx Shares”) are scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) on August 28, 2026 (the last trading day will be August 27, 2026).

Also, Both Companies, concurrently with the foregoing, hereby provide notice that changes are expected to occur in OLBA HEALTHCARE’s subsidiaries, major shareholders and largest major shareholder in accordance with the Share Exchange, and furthermore, changes are expected to occur in DVx’s parent company, major shareholders, and largest major shareholder.

In addition, Both Companies hereby also provide notice that OLBA HEALTHCARE resolved at the meeting of its Board of Directors held today to submit proposals on a partial change to its Articles of Incorporation including a change of its trade name to “OLBA DVx HEALTHCARE, Inc.” as well as an appointment of officers after the Business Integration, to the Extraordinary General Meeting of Shareholders. In accordance with the foregoing, Both Companies hereby also provide notice that OLBA HEALTHCARE has informally determined to change its representative director, effective as of the Effective Date.

Details

I.	Business Integration
1.	Purpose of Business Integration

OLBA HEALTHCARE was established in October 1967 as Kawanishi Medical Equipment Co., Ltd., with the aim to sell medical and scientific instruments, which later, in January 2021, changed its trade name to OLBA HEALTHCARE HOLDINGS, Inc., in celebration of its 100th year in business. Also, OLBA HEALTHCARE listed its common shares (the “OLBA HEALTHCARE Shares”) on the Second Section of the Tokyo Stock Exchange in December 2000, and on the First Section of the Tokyo Stock Exchange in March 2020, which underwent a transition to the Tokyo Stock Exchange Standard Market due to a review of classification of markets at the Tokyo Stock Exchange in April 2022, and the OLBA HEALTHCARE Shares have been listed thereon up to the present date.

OLBA HEALTHCARE, as a corporate group (the “OLBA HEALTHCARE Group”), which, as of today, comprises nine companies consisting of OLBA HEALTHCARE, a holding company, and its eight consolidated subsidiaries, engages, primarily in the Chugoku-Shikoku region in Japan, in business pertaining to medical equipment involving the wholesale distribution of medical devices and related instruments, in SPD business services involving administration of goods/information and purchasing control, as well as the business of nursing care products involving distribution and rental of beds for home-care use and nursing care products.

Meanwhile, DVx was founded in April 1986 as Hertz Corporation for the purpose of sales of cardiac pacemakers and follow-up business, which later changed its trade name in February 2004 to DVx Inc. Also, DVx listed the DVx Shares on the Jasdaq Securities Exchange, Inc. in April 2007, on the Second Section of the Tokyo Stock Exchange in December 2013, and on the First Section of the Tokyo Stock Exchange in September 2014, which, thereafter, underwent a transition to the Tokyo Stock Exchange Standard Market due to a review of classification of markets at the Tokyo Stock Exchange in April 2022, and the DVx Shares have been listed thereon up to the present date.

DVx, as a corporate group (the “DVx Group;” collectively the OLBA HEALTHCARE Group and DVx Group are referred to as the “Groups of Both Companies”), as of today, comprising the two companies of DVx and its consolidated subsidiary, engages, primarily in the Kanto region of Japan, in the arrhythmia business, selling, as a distribution agent, medical equipment for examination and treatment of arrhythmia, the ischemic disease business, selling, as a distribution agent/sole agency in Japan, medical equipment for examination and treatment of ischemic symptoms and the business of distribution of other medical devices and related instruments.

Both Companies recognize that the business environment surrounding the business field of the wholesale industry has grown increasingly severe in recent years due to the lowered insurance reimbursement price, rising logistics cost, decrease in earning capacity of hospitals, and other factors.

More specifically, impacts, such as the lowered selling prices of medical instruments in general and decreases in profit margins, have become apparent due to repeated lowering of insurance reimbursement prices that are the public price of medical instruments. Also, Both Companies recognize that logistic-related costs have been growing with each passing year in the context of a labor shortage in the logistics industry in general, rising fuel costs, and other factors. In addition, business conditions of medical institutions have been growing increasingly severe, whereby, pursuant to materials for the 118th meeting of the Medical Care Subcommittee, Social Security Council of the Ministry of Health, Labour and Welfare, an operating profit margin of general hospitals in Japan, which was 1.4% in 2018, was lowered to -1.9% in 2023 under the influence of rising labor costs in medical settings, price increases, and other factors. Under such hospital business conditions, there is a growing trend among hospitals toward seeking further cost reductions in the procurement of medical materials or the like, and Both Companies recognize that a competitive environment in the wholesale industry of medical equipment has become increasingly severe.

Also, under the foregoing market environment, the strengthening of competitiveness by scaling up business operations or an industry reorganization movement aiming for the enhancement of managerial efficiency have been observed in the wholesale industry of medical equipment, whereby such industry faces increased challenges in scaling up business operations or maintaining and enhancing profitability individually, and thus an aggregation of management resources and strengthening of business foundations have become critical business challenges.

Under the aforesaid severe outside environment, OLBA HEALTHCARE has recognized for a long time as management issues of the OLBA HEALTHCARE Group an improvement of its earnings ratio, making advances into urban areas, and strengthening of its capability in negotiating purchase prices, and DVx has recognized as management issues the expansion of its business scope to fields of specialization other than cardiology, strengthening its advance into regions other than the Kanto region and strengthening of its capability in negotiating purchase price.

Based on the foregoing recognitions of the external environment and internal issues, Both Companies have, after the execution of a master agreement concerning business alliance dated October 17, 2022, executed the business alliance agreement dated March 15, 2023, and proceeded with a review towards collaboration between Both Companies. Thereafter, in the course of proceeding with a review on a system of further collaboration between Both Companies, Both Companies have, based on a judgement that they would be able to realize further enhancement of corporate value of the Groups of Both Companies through implementation of the Business Integration by establishing a relationship whereby Both Companies complement each other in their business areas and products and create a resilient management foundation capable of providing a broad range of solutions to hospitals and medical facilities, resolved at the meetings of their respective Boards of Directors to implement the Business Integration, and executed the Business Integration Agreement and the Share Exchange Agreement.

Both Companies expect the following synergies through the realization of the Business Integration.

(i)	Expansion of distribution chains and products in agency business; and creation of an advantage of scale

It is expected that Both Companies will be able to, through the mutually complementing business areas and products of the Groups of Both Companies, construct a solid distribution chain and realize sales growth in the agency business. More specifically, Both Companies will establish a solid nationwide distribution chain without relying on specific regions, while rolling out sales of medical instruments in general handled by the OLBA HEALTHCARE Group in the Kanto-region that is the main business area of the DVx Group, and strengthening the sale of cardiology products in the Chugoku-Shikoku region that is the main business area of the OLBA HEALTHCARE Group.

Also, it is expected that the sharing of professional expertise of Both Companies would enhance discernment concerning novel products leading to the sale of the latest medical instruments by Both Companies.

In addition, through the lowering of purchase prices and acquisition of volume-based incentives due to the strengthening of negotiation power, it is expected that Both Companies can improve the profit margin.

(ii)	Expansion of distribution channel and support area pertaining to in-house products; and strengthening of medical-engineering collaboration

As regards in-house developed products of the DVx Group including the “RAQUOS Injection System,” “Holter ECG Analysis,” and “AMI-SSS01 Series Phonocardiograph,” Both Companies will promote the expansion of the market in the Chugoku-Shikoku region, that is the main business area of OLBA HEALTHCARE, and the Kingdom of Thailand, into which OLBA HEALTHCARE has been expanding, and concurrently therewith, Both Companies will endeavor to cooperate through repair and maintenance support services especially in the Chugoku-Shikoku region.

In addition, it is expected that the sharing of needs and expertise on the medical front amassed by Both Companies will enable Both Companies to incubate new development ideas and also enable strengthening of Both Companies’ leading-edge product development capability, including alliances with start-up companies or other entities.

(iii)	Optimizing logistics and inventory management; and strengthening business continuity plan (BCP)

Both Companies will realize the reduction of logistics costs and optimization of supply chains through integration of logistic chains in the Chugoku-Shikoku region. More specifically, Both Companies are contemplating mutual use of the new Okayama logistic center of the OLBA HEALTHCARE Group. Also, it is expected that disposal loss will be reduced by mutually selling and providing an advance of medical instruments inventory with an expiration date held by Both Companies, leading to the improvement of the inventory turnover ratio.

In addition, Both Companies contemplate that construction of a mutually complementary structure for distribution and/or logistics chains will enable improvement to a resilient infrastructure system with a lower degree of regional dependence that is capable of stable supply of medical instruments even in times of natural disasters and/or pandemics.

(iv)	Facilitation of digitalization through promoting the efficiency of IT investment and leveraging data

Streamlining the business operations of Both Companies will be realized by sharing IT systems and expertise owned by Both Companies. More specifically, Both Companies contemplate facilitating utilization by Both Companies of “Li – Flo,” an integrated logistics system of the OLBA HEALTHCARE Group, mutual ownership of the product master, and other measures.

Also, Both Companies contemplate that an efficient implementation of a large-scale joint investment in IT systems including a sales management system and/or logistics system will be enabled by, as the basis therefor, enhancement of financial power associated with the Business Integration.

(v)	Sharing professional expertise of Both Companies and strengthening cultivation of human resources through talent exchange

Both Companies contemplate that sharing know-how and expertise owned by Both Companies will enable realization of the strengthening of the cultivation of human resources of the Groups of Both Companies. More Specifically, Both Companies will proceed with implementation of trainings by specialized personnel resources and mutual utilization of educational contents. Also, Both Companies will endeavor to build up the skills of the entire organization and construct strong foundations for talented personnel by facilitating exchanges of personnel with strengths in different areas.

Both Companies contemplate that the realization of the aforementioned synergies through the Business Integration will enable Both Companies to contribute to construction of a sustainable medical supply system as the most suitable advisor for hospitals undergoing a decrease in earning capacity to improve their management, while driving a reorganization of the industry as a whole, and thereby leading to further development of the medical industry.

Also, hereafter, through the Business Integration, as regards the existing business of the OLBA HEALTHCARE Group, Both Companies aim to establish a solid position as a hybrid-type dealer of medical equipment with “comprehensiveness multiplied by specialization” by fusing together the “completeness” of the OLBA HEALTHCARE Group and “specialties” of the DVx Group; furthermore, as regards the existing business of DVx, Both Companies will realize the enhancement of corporate value of the entire Groups of Both Companies after the Business Integration through aiming for “a partner, indispensable for the medical industry, for the management of hospitals” through preparing comprehensive proposal and development skills to address the needs in medical settings centering around the two pillars of the agency business and the business of in-house products.

2.	Summary of the Share Exchange

(1)	Schedule of the Share Exchange

The date of the resolution for execution of the Share Exchange Agreement at the meeting of the Board of Directors (Both Companies)	May 22, 2026 (Friday)
The execution date of the Share Exchange Agreement (Both Companies)	May 22, 2026 (Friday)
Publication date of the record date for the Extraordinary General Meeting of Shareholders (OLBA HEALTHCARE)	May 22, 2026 (Friday) (scheduled)
Record date for the Extraordinary General Meeting of Shareholders (OLBA HEALTHCARE)	June 8, 2026 (Monday) (scheduled)
The Ordinary General Meeting of Shareholders in which the Share Exchange Agreement is approved (DVx)	June 26, 2026 (Friday) (scheduled)
The Extraordinary General Meeting of Shareholders in which the Share Exchange Agreement is approved (OLBA HEALTHCARE)	July 28, 2026 (Tuesday) (scheduled)
The last trading day (DVx)	August 27, 2026 (Thursday) (scheduled)
The delisting day (DVx)	August 28, 2026 (Friday) (scheduled)
The date of scheduled implementation of the Share Exchange (Effective Date) (Both Companies)	September 1, 2026 (Tuesday) (scheduled)
(Note 1) The Share Exchange is conditioned on the expiration of the statutory waiting period following the filing required under Article 10, Paragraph 2 of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade of Japan and that any measures or procedures, such as cease-and-desist orders by the Fair Trade Commission that might hinder the Share Exchange, have not been taken.
(Note 2) In cases where it is necessary, due to the procedural necessity of the Share Exchange or for other reasons, the schedule of the Share Exchange is subject to change through an agreement between Both Companies. Any change in the schedule above shall be promptly publicized upon the occurrence.

(2)	Method of the Share Exchange

The Share Exchange is an exchange of shares whereby OLBA HEALTHCARE becomes the wholly owning parent company resulting from share exchange and DVx becomes the wholly owned subsidiary company resulting therefrom. The Share Exchange is scheduled to be executed after the approval of the Share Exchange Agreement by the resolution at the Extraordinary General Meeting of Shareholders of OLBA HEALTHCARE to be held on July 28, 2026, and after the approval of the Share Exchange Agreement by the resolution at the Ordinary General Meeting of Shareholders of DVx to be held on June 26, 2026, as effective on September 1, 2026.

(3)	Particulars of the allocation pertaining to the Share Exchange

	OLBA HEALTHCARE (Wholly owning parent company resulting from share exchange)	DVx (Wholly owned subsidiary resulting from share exchange)
Allocation ratio pertaining to the Share Exchange	1	0.50
Number of shares to be issued in the Share Exchange	OLBA HEALTHCARE Shares: 5,183,078 shares (scheduled)
(Note 1) Allocation ratio of shares
0.50 shares of the OLBA HEALTHCARE Shares shall be issued as an allotment for one share of the DVx Shares. The allocation ratio pertaining to the Share Exchange shown above (the “Share Exchange Allocation Ratio”) is subject to change upon the occurrence of a material change in various conditions that constitute grounds for calculation, upon consultation and agreement between Both Companies.

(Note 2) The number of the OLBA HEALTHCARE Shares to be delivered by the Share Exchange
Upon the Share Exchange, OLBA HEALTHCARE is expected to issue the OLBA HEALTHCARE Shares to the shareholders of DVx (provided, however, this means the shareholders after the retirement of treasury shares described below) immediately before the time of acquisition by OLBA HEALTHCARE of all of the outstanding shares of DVx under the Share Exchange (the “Base Time”) in lieu of the total number of the DVx Shares held thereby multiplied by 0.50. Also, the shares to be issued by OLBA HEALTHCARE shall be addressed by an issuance of new shares (5,183,078  shares).

It should be noted that DVx is expected to, upon resolution of the meeting of its Board of Directors to be held by the end of the day immediately before the Effective Date of the Share Exchange, retire all of its treasury shares held thereby at the Base Time (including shares, among restricted shares allotted by DVx to its officers as restricted stock compensation (the “Restricted Shares”) for which the restriction on transfer has not been cancelled on the business day immediately before the Effective Date of the Share Exchange and acquired by DVx without consideration; and including shares to be acquired responding to a demand by dissenting shareholders to purchase based on appraisal rights concerning the Share Exchange under Article 785, Paragraph 1 of the Companies Act of Japan (the “Companies Act”). The number of shares to be issued under the Share Exchange is subject to future amendment due to reasons including acquisition or retirement of treasury shares of DVx.

(Note 3) The treatment of fractional shares
The shareholders of DVx which come to hold shares less than one unit (i.e., shares less than 100 shares) of the OLBA HEALTHCARE Shares in accordance with the Share Exchange may utilize the following system pertaining to the OLBA HEALTHCARE Shares. It should be noted that the shares less than one unit cannot be sold on a financial instruments exchange market.

・A system to demand to purchase for holders of shares less than one unit (selling off shares less than one unit (100 shares))
This is a system for shareholders of shares less than one unit of OLBA HEALTHCARE through which they may demand OLBA HEALTHCARE to purchase, under the provisions of Article 192, Paragraph 1 of the Companies Act and the share handling rules of OLBA HEALTHCARE, such shares less than one unit held thereby.

(Note 4) The treatment of fractions less than one share
The shareholders of DVx which come to hold fractional shares less than one share of the OLBA HEALTHCARE Shares in accordance with the Share Exchange shall sell off the OLBA HEALTHCARE Shares that correspond the total number of such fraction (if there is a fraction less than one in such total number, the fractions shall be rounded down) pursuant to Article 234 of the Companies Act and/or other provisions set forth in other relevant laws and ordinances, and the proceeds from the sale of shares shall be delivered to such shareholders in accordance with the fractions.

(4)	Treatment of share options and bonds with share options associated with the Share Exchange

Not applicable, since DVx has not issued share options and bonds with share options.

3.	Grounds for the Content of Allocation pertaining to the Share Exchange and Other Particulars

(1)	Grounds and reasons for the content of allocation

Each of Both Companies, in order to ensure fairness and appropriateness upon the determination of the Share Exchange Allocation Ratio set forth in 2.(3) “Particulars of the allocation pertaining to the Share Exchange” above, appointed a third-party independent valuation institution and various advisors independent from Both Companies. OLBA HEALTHCARE appointed YAMADA Consulting Group Co., Ltd. (“YAMADA Consulting”) as a financial advisor and an independent valuation institution, and Oh-Ebashi LPC & Partners (“Oh-Ebashi”) as a legal advisor; and DVx appointed AGS FAS Co., Ltd. (“AGS FAS”) as a financial advisor and an independent valuation institution, and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) (“Nishimura & Asahi”) as a legal advisor; and Both Companies commenced a comprehensive consideration.

OLBA HEALTHCARE, as set forth in (4) “Measures to ensure fairness” below, reached the conclusion that the Share Exchange Allocation Ratio is appropriate and contributes to the interests of shareholders of OLBA HEALTHCARE, after deliberation and review in a careful manner based on: the valuation report on the allocation ratio pertaining to share exchange dated May 21, 2026 obtained from YAMADA Consulting, the financial advisor and an independent valuation institution for OLBA HEALTHCARE; advice from Oh-Ebashi, the legal advisor; a result of the due diligence implemented on DVx from the beginning of February to late March 2026 and the like, and judged that implementing the Share Exchange at the Share Exchange Allocation Ratio is appropriate.

Meanwhile, DVx, as set forth in (4) “Measures to ensure fairness” below, engaged in the deliberation and review in a careful manner based on: the valuation report on the Share Exchange Allocation Ratio dated May 21, 2026 obtained from AGS FAS, the financial and an independent valuation institution for DVx; advice from Nishimura & Asahi, the legal advisor; a result of the due diligence implemented on OLBA HEALTHCARE from the beginning of February to late March 2026 and the like. As a result of the foregoing, DVx reached the conclusion that the Share Exchange Allocation Ratio is appropriate and contributes to the interests of its shareholders and judged that implementing the Share Exchange at the Share Exchange Allocation Ratio is appropriate.

As stated above, Both Companies have respectively reviewed the result of the due diligences implemented on each other and other factors, and repeated negotiations and discussions while referencing the result of valuations on the allocation ratio of the share exchange submitted by respective independent valuation institutions and considering comprehensively the contributory factors such as financial conditions, asset conditions, and future prospects of Both Companies. As a result, since Both Companies reached the judgement that the Share Exchange Allocation Ratio is appropriate and contributes to the interests of respective shareholders of Both Companies, judged that implementing the Share Exchange at the Share Exchange Allocation Ratio is appropriate.

The Share Exchange Allocation Ratio is subject to change upon consultation and agreement between Both Companies, in cases where a material change occurs to various conditions underpinning the valuation of the same.

(2)	Matters concerning valuation

i)	Name of the valuation institutions and relationships with Both Companies

Each of YAMADA Consulting, the independent valuation institution for OLBA HEALTHCARE, and AGS FAS, the independent valuation institution for DVx, is a valuation institution independent from Both Companies, does not constitute an affiliated party of Both Companies, and has no material interest to be stated herein concerning the Share Exchange.

With respect to the professional fee to YAMADA Consulting pertaining to the Share Exchange includes a contingency fee payable on the condition of the consummation of the Share Exchange or the like, OLBA HEALTHCARE judges that independence is not negated by the inclusion of the contingency fee payable on the condition of the consummation of the Share Exchange, taking into account the general practice in deals analogous thereto and the appropriateness of a compensation structure that would impose a considerable monetary burden in cases where the Share Exchange is not consummated. Also, whereas the professional fee to AGS FAS pertaining to the Share Exchange includes milestone fees in which multiple milestones are established in the course of the Share Exchange and fees are payable upon the achievement of the respective milestones, DVx judges that independence is not negated by the inclusion of the milestone fees, taking into account that AGS FAS considers that: paying a part of the consideration as milestone fees is desirable for AGS FAS from the viewpoint of the monetary burden on DVx instead of a solely fixed fee under the circumstances where success or failure of the Share Exchange is unclear; and it is reasonable for Both Companies.

ii)	Outline of the valuation

(i)	Valuation by YAMADA Consulting

YAMADA Consulting conducted the valuation on OLBA HEALTHCARE using the Market Price Method considering that it is listed on the Tokyo Stock Exchange Standard Market and also using the discounted cash flow method (“DCF Method”) in order to reflect the status of its future business activities in the valuation. As regards the Market Price Method, the Reference Date is set as May 21, 2026, and it adopted the closing stock price on the Reference Date of OLBA HEALTHCARE at the Tokyo Stock Exchange Standard Market; the simple average of the closing price in the last one month from April 22, 2026 up to and including the Reference Date; the simple average of the closing price in the last three months from February 24, 2026 up to and including the Reference Date; and the simple average of the closing price in the last six months from November 25, 2025 up to and including the Reference Date. As regards the DCF Method, the valuation was conducted by discounting the future cash flow and other figures based on a financial forecast prepared by OLBA HEALTHCARE to its present value. It should be noted that the financial forecast of OLBA HEALTHCARE, on which the valuation under the DCF Method is based, includes a business year for which a substantial increase and decrease are anticipated. More specifically, in the term ending June 2027, a substantial increase in the free cash flow (“FCF”) compared to the previous business year is anticipated due to a slowdown in the growth of working capital; in the term ending June 2028, a substantial decrease in FCF is anticipated due to a large-scale capital investment; and, in the term ending June 2029, a substantial increase in FCF is anticipated due to a decrease in the amount of the capital investment. Also, such financial forecasts are not based on the premise of the execution of the Share Exchange.

As regards DVx, it conducted the valuation thereon using the Market Price Method considering that it is listed on the Tokyo Stock Exchange Standard Market and also using the DCF Method in order to reflect the status of its future business activities in the valuation. As regards the Market Price Method, the Reference Date is set as May 21, 2026, and it adopted the closing stock price on the Reference Date of DVx at the Tokyo Stock Exchange Standard Market; the simple average of the closing price in the last one month from April 22, 2026 up to and including the Reference Date; the simple average of the closing price in the last three months from February 24, 2026 up to and including the Reference Date; and the simple average of the closing price in the last six months from November 25, 2025 up to and including the Reference Date. As regards the DCF Method, the valuation was conducted by discounting the future cash flow and other figures based on a financial forecast prepared by DVx to its present value. It should be noted that the financial forecast of DVx, on which the valuation under the DCF Method is based, includes a business year for which a substantial increase in profits is anticipated. More specifically, in the term ending March 2027, the term ending March 2028, the term ending March 2030, and the term ending March 2031, a substantial increase in operating profit is expected compared to each term in the previous business year in accordance with the increase in the sale of high value-added products. In addition, from the term ending March 2027 to the term ending March 2031, a substantial increase in FCF is expected in accordance with the increase in operating profit. Also, such financial forecasts are not based on the premise of the execution of the Share Exchange. The valuation ranges of the DVx Shares are described below compared to the OLBA HEALTHCARE Shares with an equity value per share of one.

Method adopted	Result of valuation of share exchange ratio
Market Price Method	0.47 to 0.56
DCF Method	0.35 to 0.60

Upon valuation of the share exchange ratio, YAMADA Consulting used “as is” the material and information provided by Both Companies and information publicized to the public, on the assumption that all materials and information on which analysis and review are conducted are accurate and complete, without independently verifying the accurateness and/or completeness of such materials and information. Also, it did not conduct any valuation, appraisement, or assessment of assets and/or liabilities (including derivative financial instruments, off-balance-sheet assets and liabilities, and other contingent liabilities), including analysis and valuation of individual assets and liabilities, and also did not ask for any individual instrument to perform any appraisement or assessment thereof. The valuation of the share exchange ratio by YAMADA Consulting reflects information as of up to and including May 21, 2026, and the financial forecast and other information concerning the future of OLBA HEALTHCARE are based on the premise that: they have been reasonably prepared based on the best and faithful forecast and judgment by the management of OLBA HEALTHCARE as far as possible at the present; the financial forecast and other information concerning the future of DVx are based on the premise that: they have been reasonably prepared based on the best and faithful forecast and judgment by the management of DVx as far as possible at the present; and the financial conditions of OLBA HEALTHCARE and DVx transition in accordance with these forecasts. The result of the valuation of the share exchange ratio submitted by YAMADA Consulting is solely for the purpose of providing references for the management of OLBA HEALTHCARE to contemplate the share exchange ratio for the Share Exchange and does not intend to express any opinion on the fairness of the share exchange ratio for the Share Exchange.

(ii)	Valuation by AGS FAS

AGS FAS conducted the valuation on OLBA HEALTHCARE using the Market Price Method considering that it is listed on the Tokyo Stock Exchange Standard Market and also using the DCF Method in order to reflect the status of its future business activities in the valuation. As regards the Market Price Method, the Reference Date is set as May 21, 2026, and it adopted the closing stock price on the Reference Date of OLBA HEALTHCARE at the Tokyo Stock Exchange Standard Market; the simple average of the closing price in the last one month from April 22, 2026 up to and including the Reference Date; the simple average of the closing price in the last three months from February 24, 2026 up to and including the Reference Date; and the simple average of the closing price in the last six months from November 25, 2025 up to and including the Reference Date. As regards the DCF Method, the valuation was conducted by discounting the future cash flow and other figures based on a financial forecast prepared by OLBA HEALTHCARE to its present value. It should be noted that the financial forecast of OLBA HEALTHCARE, on which the valuation under the DCF Method is based, includes a business year for which a substantial increase and decrease are anticipated. More specifically, in the term ending June 2027, a substantial increase in FCF is anticipated due to a slowdown in the growth of working capital; in the term ending June 2028, a substantial decrease in FCF compared to each term in the previous business year is anticipated due to a large-scale capital investment; and, in the term ending June 2029, a substantial increase in FCF is anticipated due to a decrease in the amount of the capital investment. Also, such financial forecasts are not based on the premise of the execution of the Share Exchange.

As regards DVx, it conducted the valuation thereon using the Market Price Method considering that it is listed on the Tokyo Stock Exchange Standard Market and also using the DCF Method in order to reflect the status of its future business activities in the valuation. As regards the Market Price Method, the Reference Date is set as May 21, 2026, and it adopted the closing stock price on the Reference Date of DVx at the Tokyo Stock Exchange Standard Market; the simple average of the closing price in the last one month from April 22, 2026 up to and including the Reference Date; the simple average of the closing price in the last three months from February 24, 2026 up to and including the Reference Date; and the simple average of the closing price in the last six months from November 25, 2025 up to and including the Reference Date. As regards the DCF Method, the valuation has been made by discounting the future cash flow and other figures based on a financial forecast prepared by DVx to its present value. It should be noted that the financial forecast of DVx, on which the valuation under the DCF Method is based, includes a business year for which a substantial increase in profits is anticipated. More specifically, in the term ending March 2027, the term ending March 2028, the term ending March 2030, and the term ending March 2031, a substantial increase in operating profit is expected compared to each term in the previous business year in accordance with the increase in the sale of high value-added products. In addition, in the term ending March 2028, a substantial decrease in FCF is expected in accordance with the increase in working capital, while in the term ending March 2027 and from the term ending March 2029 to the term ending March 2031, a substantial increase in FCF is expected in accordance with the increase in operating profit. Also, such financial forecasts are not based on the premise of the execution of the Share Exchange.

The valuation ranges of the DVx Shares are described below compared to the OLBA HEALTHCARE Shares with an equity value per share of one.

Method adopted	Result of valuation of share exchange ratio
Market Price Method	0.48 to 0.55
DCF Method	0.23 to 0.90

Upon the valuation of the share exchange ratio, AGS FAS used “as is” the material and information provided by Both Companies and information publicized to the public, on the assumption that all materials and information on which the analysis and review are conducted are accurate and complete, without independently verifying the accurateness and/or completeness of such materials and information, and it is not obliged to do so. The valuation by AGS FAS is premised on an absence of any fact that may have a material impact on the valuation of the share exchange ratio, which has not been disclosed to AGS FAS, among other factors. It did not conduct any valuation, appraisement, or assessment of assets and/or liabilities (including derivative financial instruments, off-balance-sheet assets and liabilities, and other contingent liabilities), including analysis and valuation of individual assets and liabilities, and also did not ask for any individual instrument to perform any appraisement or assessment thereof. AGS FAS assumes that the financial forecast and other information concerning the future of Both Companies have been reasonably prepared based on the best and faithful forecast and judgment by the management of Both Companies as far as possible at the present and relied thereon without independently verifying the accurateness and/ or completeness of such information. The valuation of the share exchange ratio by AGS FAS reflects information as of up to and including May 21, 2026. The result of the valuation of the share exchange ratio submitted by AGS FAS does not intend to express any opinion on the fairness of the share exchange ratio for the Share Exchange.

(3)	Expectation of delisting and grounds therefor

Since, as a result of the Share Exchange, DVx will become a wholly owned subsidiary of OLBA HEALTHCARE on September 1, 2026 (scheduled) that is the Effective Date, the DVx Shares are expected to be delisted on August 28, 2026 (the last trading day will be August 27, 2026).

After the delisting, while the DVx Shares will be incapable of being traded on the Tokyo Stock Exchange Standard Market, considering that the OLBA HEALTHCARE Shares to be allocated to the shareholders of DVx pursuant to the Share Exchange have been listed on the Tokyo Stock Exchange Standard Market and are capable of being traded on the financial instruments exchange market even on and after the Effective Date of the Share Exchange, Both Companies think that this will enable continuous provision of liquidity for shareholders of DVx which hold 200 or more of the DVx Shares as of the Base Time, and to whom the allocation of 100 or more shares, that is the number of shares constituting one unit of the OLBA HEALTHCARE Shares are allocated under the Share Exchange.

On the other hand, for the shareholders of DVx, which hold the DVx Shares in a number of less than 200 shares at the Base Time, the OLBA HEALTHCARE Shares will be allocated in the number of shares less than 100 shares constituting one unit of OLBA HEALTHCARE. While such fractional shares less than one unit are incapable of being sold on a financial instruments exchange market, the shareholders who will hold fractional shares less than one unit may demand OLBA HEALTHCARE to purchase the fractional shares less than one unit held thereby. For details, please refer to 2.(3) “Particulars of the allocation pertaining to the Share Exchange” (Note 3) “The treatment of fractional shares” above. Also, as regards the details of the treatment of fractions in cases where fractions less than one share are generated in accordance with the Share Exchange, please refer to 2.(3) “Particulars of the allocation pertaining to the Share Exchange (Note 4) “The treatment of fractions less than one share” above.

It should be noted that the shareholders of DVx may, up to and including August 27, 2026 that is the last trading day (scheduled), trade as usual the DVx Shares held thereby on the Tokyo Stock Exchange Standard Market, and, in addition thereto, may exercise, until the Base Time, their legitimate rights stipulated under the Companies Act and other relevant laws and ordinances.

(4)	Measures to ensure fairness

Considering that, upon the Share Exchange, DVx, a listed company, will become the wholly owned subsidiary of OLBA HEALTHCARE resulting from share exchange, Both Companies have implemented the following measures to ensure fairness of the Share Exchange.

i)	Obtaining valuation reports from independent valuation institutions

In order for Both Companies to ensure fairness in the valuation of the share exchange ratio in the Share Exchange, OLBA HEALTHCARE appointed YAMADA Consulting, a third-party valuation institution independent from Both Companies, from which it obtained the valuation report dated May 21, 2026 concerning the share exchange ratio; and DVx appointed AGS FAS, a third-party valuation institution independent from Both Companies, from which it obtained the valuation report dated May 21, 2026 concerning the share exchange ratio. For the outlines of the respective valuation reports, please refer to (2) “Matters concerning valuation” above. Neither of Both Companies has obtained a written opinion (i.e., a fairness opinion) from the respective independent institutions to the effect that the share exchange ratio in the Share Exchange is fair for the shareholders of Both Companies from a financial perspective.

ii)	Advice from independent law firm(s)

As a legal adviser for the Share Exchange, OLBA HEALTHCARE appointed Oh-Ebashi and DVx appointed Nishimura & Asahi respectively, and each party has obtained advice from a legal point of view concerning various formalities as well as the methods and procedures of the Share Exchange. Both Oh-Ebashi and Nishimura & Asahi are independent from Both Companies and do not have a material interest in Both Companies in relation to the Business Integration including the Share Exchange.

Although Oh-Ebashi has entered into a legal advisory agreement with OLBA HEALTHCARE, Oh-Ebashi is an outside law firm providing legal services not only to OLBA HEALTHCARE but to a large number of clients, and OLBA HEALTHCARE has entered into the legal advisory agreement therewith seeking legal consultancy as one of those clients of Oh-Ebashi from time to time based on the firm’s practice areas and specialty; as such, the firm’s independence is not harmed by the fact that such agreement has been entered into. Considering also that the professional fee for Oh-Ebashi is calculated based on their operating hours multiplied by an hourly price and does not include any contingency fee payable on the condition that the transaction is consummated, OLBA HEALTHCARE has judged that there is no problem in the independence of the firm.

As there is no capital ties and personal relationships between Both Companies as of today, and neither of Both Companies constitutes an affiliated party, no conflict of interest will arise for Both Companies upon decision making at the meeting of the Board of Directors concerning the Share Exchange, hence, no specific measures are taken other than those stated in i) “Obtaining valuation reports from independent valuation institution” and ii) “Advice from independent law firms” above.

4.	Outline of Constituent Corporations of the Share Exchange

		The wholly owning parent company resulting from share exchange	The wholly owned subsidiary company resulting from share exchange
(1)	Name	OLBA HEALTHCARE HOLDINGS, Inc.	DVx Inc.
(2)	Location	Nihon-Seimei Okayama Bldg. II 8F, 1-1-3 Shimoishii, Kita-ku, Okayama-shi, Okayama	1-8-15 Konan, Minato-ku, Tokyo
(3)	Title and name of the representative	Yohei Maeshima, President and Representative Director	Hiroshi Shibasaki, President & CEO
(4)	Descriptions of business	Administration of business activities of and management guidance for the group companies through holding of stock.	Import/export, of medical devices, related peripheral devices, and related materials, as well as manufacture, purchasing/selling, repair, maintenance and inspection, rental, and leasing thereof.
(5)	Capital	JPY 607 million (As of March 31, 2026)	JPY 344 million (As of March 31, 2026)
(6)	Date of Incorporation	October 2, 1967	April 1, 1986
(7)	Number of the outstanding shares	(Common shares) 6,250,000 shares (As of March 31, 2026)	(Common shares) 10,780,000 shares (As of March 31, 2026)
(8)	Accounting term	End of June	End of March
(9)	Number of employees	(Consolidated) 1,393 (As of June 30, 2025)	(Consolidated) 377 (As of March 31, 2026)
(10)	Main customers	MC Healthcare, Inc. Kurashiki Central Hospital（Ohara HealthCare Foundation） F&S Uni Management Co., LTD.	MC Healthcare, Inc. Johnson & Johnson K.K. Medtronic Japan Co., Ltd. Abbott Medical Japan LLC Japan Lifeline Co., Ltd.
(11)	Main banks	The San-in Godo Bank, Ltd. The Chugoku Bank, Ltd. The Iyo Bank, Ltd. Sumitomo Mitsui Trust Bank, Ltd. MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation	MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation Mizuho Bank, Ltd.

(12)	Major shareholders and	MASP Co., Ltd.	13.91%	MSS Co., Ltd.	33.71%
	shareholding ratio	Tatsuya Maeshima	7.87%	Kabushiki-Kaisha UH6	7.69%
		Employee Stock Ownership Association of OLBA HEALTHCARE	6.52%	UH Partners 2 Investment Limited Partnership	7.33%
		The San-in Godo Bank, Ltd.	4.51%	Hikari Tsushin KK Investment Limited Partnership	6.32%
		The Chugoku Bank, Ltd.	4.49%	SIL Investment Limited Partnership	6.01%
		Custody Bank of Japan, Ltd. (Trust Account)	4.07%	Senko Medical Instrument Mfg. Co., Ltd.	3.07%
		Hikari Tsushin KK Investment Limited Partnership	3.23%	El Camino Real Co., Ltd.	2.22%
		The Iyo Bank, Ltd.	2.67%	UH Partners 3 Investment Limited Partnership	1.50%
		T.M. Teraoka Co., Ltd	2.44%	Gen Miyakawa	1.30%
		Kazuo Gonpei	2.42%	Sachiko Toda	1.28%
		(As of December 31, 2025)		(As of March 31, 2026)
(13)	Relationship between the constituent corporations
Capital ties	Not applicable
Personal relationship	Not applicable
Trading relationship	Sale and purchase transactions exist between a subsidiary of OLBA HEALTHCARE and DVx.
Existence of related parties	Not applicable
(14)	Financial position and operating results for the past three years
	(i) OLBA HEALTHCARE (consolidated)
	Accounting period	Term ending June 2023	Term ending June 2024	Term ending June 2025
	Consolidated net assets	10,327	11,373	12,255
	Consolidated total assets	40,878	43,237	45,871
	Consolidated net assets per share (yen)	1,712.19	1,922.58	2,068.59
	Consolidated net sales	110,472	118,564	122,702
	Consolidated operating profit	2,151	2,226	1,979
	Consolidated ordinary profit	2,158	2,244	1,962
	Profit for the current term attributable to owners of parent	1,414	1,500	1,430
	Consolidated net profit for the current term (yen)	234.90	251.68	241.43
	Dividend per share (yen)	70.00	80.00	80.00

(ii) DVx (Non-consolidated financial figures are set forth until the term ending March 2025)
Accounting period	Term ending March 2023	Term ending March 2024	Term ending March 2025
Consolidated net assets	9,198	9,127	8,842
Consolidated total assets	22,678	25,537	25,000
Consolidated net assets per share (yen)	880.72	871.63	842.09
Consolidated net sales	45,851	50,321	55,988
Consolidated operating profit	653	537	294
Consolidated ordinary profit	662	542	301
Profit for the current term attributable to owners of parent	172	410	225
Consolidated net profit for the current term (yen)	16.58	39.20	21.49
Dividend per share (yen)	50.00	50.00	50.00
(Unit: JPY 1 million except as otherwise specified.)
(Note) The shareholding ratio has been calculated based on the total number of outstanding shares excluding treasury shares.

5.	Situation after the Share Exchange

The wholly owning parent company resulting from share exchange
(1)	Name	OLBA DVx HEALTHCARE, Inc.
(2)	Location	1-1-3 Shimoishii, Kita-ku, Okayama-shi, Okayama
(3)	Title and name of the representative	Hiroshi Shibasaki, Chairman and Representative Director Yohei Maeshima, President and Representative Director
(4)	Descriptions of business	Administration of business activities of and management guidance for the group companies through holding of stock.
(5)	Capital	JPY 607 million
(6)	Accounting period	End of June
(7)	Net assets	Not fixed at present.
(8)	Total assets	Not fixed at present.
(Note) OLBA HEALTHCARE is scheduled to change its trade name to “OLBA DVx HEALTHCARE, Inc.,” on the condition that the Share Exchange becomes effective on September 1, 2026 (scheduled).

6.	Outline of Accounting Treatment

The accounting treatment in association with the Share Exchange constitutes an “acquisition” to which it is expected that the purchase method will be applied. At present the amount of goodwill or negative goodwill generated from the Share Exchange has not been determined.

7.	Future Prospects

Both Companies will contemplate future prospects of achievement after the Business Integration by the Share Exchange, and other matters, and provide notice thereof once they are determined.

II.	Change in the Trade Name of OLBA HEALTHCARE and Partial Amendment of Its Articles of Incorporation

1.	Change of the Trade Name

(1)	Reasons for the change

Both Companies, as stated in I. 1. “Purpose of the Business Integration” described above, have held specific discussions extensively on the goal of Both Companies and synergy towards the Business Integration. Based on these discussions, Both Companies have judged that it is necessary, in order to clearly set the future vision as a new corporate group based on the spirit of equal partnership, to change the trade name of OLBA HEALTHCARE, the wholly owning parent company resulting from the Share Exchange (hereinafter the “Change of the Trade Name”).

(2)	New trade name

OLBA DVx HEALTHCARE, Inc.

(3)	Date of the Change of the Trade Name

September 1, 2026 (scheduled)

* The Change of Trade Name is subject to the approval of the proposal as originally proposed pertaining to the matter described in 2. “Partial Amendment of the Articles of Incorporation” below, in the Extraordinary General Meeting of Shareholders of OLBA HEALTHCARE scheduled to be held on July 28, 2026, and that the Share Exchange becomes effective.

2.	Partial Amendment of the Articles of Incorporation

(1)	Purpose of the amendment of the Articles of Incorporation

Based on the Business Integration, such changes are needed for the Change of the Trade Name described in 1. “Change of the Trade Name” above, and in addition thereto, changes of the purposes of business corresponding to the purposes of business after the Business Integration, as well as a change of the total number of issuable shares and change of the chairperson of the Board of Directors.

Such amendment of the Articles of Incorporation is subject to the approval of the proposal as originally proposed in the Extraordinary General Meeting of Shareholders of OLBA HEALTHCARE scheduled to be held on July 28, 2026, and that the Share Exchange becomes effective.

(2)	Particulars of the amendment of the Articles of Incorporation

Particulars of the amendment are as described below.

(Underlined sections indicate the parts for which change is proposed)

Current Articles of Incorporation	Proposed Amendment
Section 1. Trade Name The Company is called オルバヘルスケアホールディングス株式会社, which is represented as OLBA HEALTHCARE HOLDINGS, Inc. in English.	Section 1. Trade Name The Company is called オルバディーブイエックスヘルスケア株式会社, which is represented as OLBA DVx HEALTHCARE, Inc. in English.
Section 2. Purpose (Provisions Omitted) 1. (Provisions Omitted)	Section 2. Purpose (No Change) 1. (No Change)
(i) Manufacture, selling, rental, leasing, maintenance and inspection, repair, processing, installation works as well as export and import of medical equipment and materials.
(i) Manufacture, purchasing/selling, rental, leasing, maintenance and inspection, repair, processing, installation works as well as export and import of medical equipment, related peripheral devices and related materials.

(New Provision)	(ii) Research and development in medical equipment and related peripheral devices.
(New Provision)	(iii) Design, purchasing/selling, and import/export of medical systems.

(ii) Manufacture, selling, rental, leasing, maintenance and inspection, repair, processing, installation works as well as export and import of medical, industrial hygiene, physicochemical, biochemical, optical equipment and measuring apparatus.

(iv) Manufacture, purchasing/selling, rental, leasing, maintenance and inspection, repair, processing, installation works as well as export and import of medical, industrial hygiene, physicochemical, biochemical, optical equipment, measuring apparatus as well as apparatus and devices related to health and medicine.

(iii) Manufacture, processing, selling, export and import of pharmaceutical products, drugs not for medical use, pharmaceutical raw materials, quasi-pharmaceutical products, veterinary medical products, industrial chemicals and other chemical products, reagents, clinical diagnostic reagents, poisonous substances, deleterious substances, and veterinary medical devices.

(v) Manufacture, purchasing/selling, repair, maintenance and inspection, rental, leasing, as well as export and import of pharmaceutical products, drugs not for medical use, pharmaceutical raw materials, quasi-pharmaceutical products, cosmetics, health foods, daily goods, veterinary medical products, industrial chemicals and other chemical products, reagents, clinical diagnostic reagents, poisonous substances, deleterious substances, and veterinary medical devices.

(iv) to (ix) (Provisions Omitted)	(vi) to (xi) (No Change)
(x) Development, rental, leasing, maintenance and inspection, repair and selling of computers and peripheral devices.	(xii) Design, development, manufacture, rental, leasing, maintenance and inspection, repair and purchasing/selling of computers and peripheral devices.
(New Provision)	(xiii) Provision of internal and external medical and medical device-related general consulting and services.
(xi) to (xix) (Provisions Omitted)	(xiv) to (xxii) (No Change)
(xxiii) Provision of related internal and external services, including medical publishing and market research.
(xx) (Provisions Omitted)	(xxiv) (No Change)
2 to 9 (Provisions Omitted)	2 to 9 (No Change)
10. Acquisition, administration, licensing, and purchasing/selling of patent rights, utility model rights, trademark rights and other industrial property rights.
10. Acquisition, administration, licensing, and purchasing/selling of patent rights, utility model rights, trademark rights and other industrial property rights. Only a change of a word “and” above written in hiragana to the one written in Chinese character.

11 to 13 (Provisions Omitted)	11 to 13 (No Change)
Section 6. Total Number of Issuable Shares The total number of the issuable shares of the Company shall be 18,000,000.	Section 6. Total Number of Issuable Shares The total number of the issuable shares of the Company shall be 36,000,000.

Section 19. Person Entitled to the Convocation and the Chairperson
The Director & President shall convene and preside over the meetings of the Board of Directors. In cases of an accident to the Director & President, another Director shall stand in therefor in an order prescribed beforehand by the Board of Directors.

Section 19. Person Entitled to the Convocation and the Chairperson
The Director & Chairman shall convene and preside over the meetings of the Board of Directors. In cases of an accident to the Director & Chairman, another Director shall stand in therefor in an order prescribed beforehand by the Board of Directors.

(3)	Schedule of the amendment of the Articles of Incorporation

The Extraordinary General Meeting of Shareholders in which the amendment of the Articles of Incorporation is proposed (OLBA HEALTHCARE)	July 28, 2026 (Tuesday) (scheduled)
The effective date of the amendment of the Articles of Incorporation (OLBA HEALTHCARE)	September 1, 2026 (Tuesday) (scheduled)

III.	Change of Representative Director

1.	Reasons for the Change

OLBA HEALTHCARE (meaning, after the change of the trade name stated in II. 1. “Change of the Trade Name” above, OLBA DVx HEALTHCARE, Inc., hereinafter the same applies) informally determined, from the viewpoint of realizing the Business Integration based on the spirit of equal partnership, to add one more Representative Director, thus establishing the structure of two Representative Directors on the condition that the Share Exchange becomes effective.

2.	Name and Title of the Newly Appointed Representative Director

(Newly appointed) Name: Hiroshi Shibasaki

New title: Chairman and Representative Director

3.	Profile of the Newly Appointed Representative Director

Name (Date of Birth)	Profile		Number of Shares Owned (Shares)
Hiroshi Shibasaki (April 23, 1965)	August 1986	Joined Matsunaga Dental Clinic	103,900
	August 1991	Joined Herz Co., Ltd.
	December 1998	General Manager of Sales Division, Herz Co., Ltd.
	January 2003	Director, General Manager of Sales Headquarters, Herz Co., Ltd.
	February 2004	Director, General Manager of Herz Business of the Company upon merger between Herz Co., Ltd. and DVx Japan K.K.
	June 2007	Executive Officer, General Manager of Herz Business Headquarters, the Company
	April 2010	Executive Officer, General Manager of Sales Supervisory Headquarters, the Company
	June 2010	Director and Executive Officer, General Manager of Sales Supervisory Headquarters, the Company
	April 2012	Director (in charge of Sales), the Company
	April 2015	Director (in charge of Sales and Marketing) and Executive Officer, the Company
	April 2017	Director (in charge of Sales of Arrhythmia-related Products) and Executive Officer, the Company
	June 2017	Managing Director (in charge of Sales of Arrhythmia-related Products) and Executive Officer, the Company
	April 2018	Managing Director (in charge of Sales of Arrhythmia-related Products), the Company
	June 2018	Executive Vice President and Director (overall Sales management and in charge of Sales of Arrhythmia-related Products), the Company
	April 2019	Executive Vice President & COO, the Company
	June 2019	President & CEO, the Company (incumbent)
	November 2020	Chairman and Director, MSS Co., Ltd. (incumbent)
	April 2025	Director, Total Medical Service Corporation (incumbent)
(Note) While Mr. Shibasaki holds 103,900 shares of the DVx Shares as of May 22, 2026, he is expected to hold 23,250 shares of the OLBA HEALTHCARE Shares (ratio to the outstanding shares of OLBA HEALTHCARE excluding treasury shares of OLBA HEALTHCARE as of December 31, 2025 is 0.38%), in association with the acquisition without compensation of the Restricted Shares by DVx on the business day immediately before the Effective Date of the Share Exchange, as well as that the Share Exchange becomes effective.

4.	Scheduled Date of the Assumption of Office
September 1, 2026 (scheduled).

IV.	Change of Subsidiaries of OLBA HEALTHCARE

1.	Scheduled Date of the Change
September 1, 2026 (scheduled).

2.	Background of the Change
Since, pursuant to the Share Exchange, DVx will be a wholly owned subsidiary of OLBA HEALTHCARE as of the Effective Date of the same, it is expected that there will be a change of subsidiaries of OLBA HEALTHCARE.

3.	Outline of the Subsidiary
Please refer to I. 4. “Outline of Constituent Corporations of the Share Exchange” above.

4.	The Number of Shares Owned and Shareholding Ratio Before and After the Change
	Number of voting rights (Number of shares owned)	Voting rights ratio
Before change (December 31, 2025)	―	―
After change	105,009 rights (10,500,956 shares)	100.00%
(Note) The “voting rights ratio” is the ratio (rounded to the second decimal place) to the number of voting rights (105,009 rights) pertaining to the shares (10,500,956 shares) which is the number of outstanding shares of DVx as of March 31, 2026 (10,780,000 shares) less the number of treasury shares owned by DVx as of the same day (279,044 shares). Since DVx is scheduled, by the resolution of its Board of Directors to be held by the day immediately before the Effective Date of the Share Exchange, to retire all of the treasury shares held thereby on the Base Time (among the Restricted Shares, including shares on which the restriction of transfer has not been released on the business day immediately before the Effective Date of the Share Exchange and are to be acquired by DVx without charge; also, including shares to be acquired in response to the demand to purchase by the opposing shareholders in relation to the Share Exchange under Article 785, Paragraph 1 of the Companies Act), the number of voting rights and the number of shares owned are subject to fluctuation. Hereinafter the same applies to the “voting rights ratio” of the DVx Shares.

5.	Future Prospects
Please refer to I. 7. “Future Prospects” above.

V.	Change of Major Shareholders and the Largest Major Shareholder of OLBA HEALTHCARE

1.	Scheduled Date of Change

September 1, 2026 (scheduled).

2.	Background of the Change

Pursuant to the Share Exchange, MSS Co., Ltd. (“MSS”) will fall under the category of major shareholder and the largest major shareholder of OLBA HEALTHCARE as of the Effective Date of the Share Exchange.

Meanwhile, MASP Co., Ltd. (“MASP”), who is a major shareholder and the largest major shareholder of OLBA HEALTHCARE will no longer fall under the category of major shareholder and the largest major shareholder of OLBA HEALTHCARE as of the Effective Date of the Share Exchange.

3.	Outline of the Major Shareholders and the Largest Major Shareholder

(1)	Outline of the shareholder who will fall under the category of major shareholder and the largest major Shareholder

(1)	Name	MSS Co., Ltd.
(2)	Location	Habitation 307, 3-6-18 Nishi-Ikebukuro, Toshima-ku, Tokyo
(3)	Title and name of the representative	Takeshi Miyagawa, Representative Director
(4)	Descriptions of the business	Acquisition, holding, selling off, investing securities; selling/purchasing as well as owning, leasing, management, and brokerage of real estate
(5)	Capital	JPY 20 million

(2)	Outline of the shareholder who will no longer fall under the category of major shareholder and the largest major shareholder

(1)	Name	MASP Co., Ltd.
(2)	Location	3-23-13 Ifuku-cho, Okayama-shi, Okayama
(3)	Title and name of the representative	Yohei Maeshima, President and Representative Director
(4)	Descriptions of the business	Holding and utilization of stock
(5)	Capital	JPY 76 million

4.	The Number of Shares Owned and Shareholding Ratio of the Major Shareholders and the Largest Major Shareholder, Before and After the Change

(1)	MSS (the shareholder who will newly fall under the category of major shareholder and the largest major shareholder)

	Category	Number of voting rights (Voting rights ratio)
		Directly owned	To be combined	Total	Ranking of major shareholders
Before change (as of December 31, 2025)	―	―	―	―	―
After change	Major shareholder and the largest major shareholder	17,698 rights (15.59%) (1,769,800 shares)	―	17,698 rights (15.59%) (1,769,800 shares)	First

(Note 1) The “voting rights ratio” has been calculated by dividing the number of voting rights of the total shareholders of OLBA HEALTHCARE as of December 31, 2025 (61,693 rights) using the aggregate number of voting rights pertaining to the OLBA HEALTHCARE Shares (51,830 rights) to be newly issued by OLBA HEALTHCARE by the Share Exchange as the denominator.
(Note 2) The “voting rights ratio” has been rounded to the second decimal place.
(Note 3) The “ranking of major shareholders” after change has been set forth based on an estimate with reference to the ranking in the shareholder registry as of December 31, 2025.

(2)	MASP (the shareholder who will no longer fall under the category of major shareholder and the largest major shareholder)

	Category	Number of voting rights (Voting rights ratio)
		Directly owned	To be combined	Total	Ranking of major shareholders
Before change (as of December 31, 2025)	Major shareholder and the largest major shareholder	8,596 rights (13.93%) (859,600 shares)	―	8,596 rights (13.93%) (859,600 shares)	First
After change	―	8,596 rights (7.57%) (859,600 shares)	―	8,596 rights (7.57%) (859,600 shares)	Second

(Note 1) The “voting rights ratio” before change has been calculated by using the number of voting rights of the total shareholders of OLBA HEALTHCARE as of December 31, 2025 (61,693 rights) as the denominator.
(Note 2) The “voting rights ratio” after change has been calculated by dividing the number of voting rights of the total shareholders of OLBA HEALTHCARE as of December 31, 2025 (61,693 rights) using the aggregate number of voting rights pertaining to the OLBA HEALTHCARE Shares (51,830 rights) to be newly issued by OLBA HEALTHCARE by the Share Exchange as the denominator.
(Note 3) The “voting rights ratio” has been rounded to the second decimal place.
(Note 4) The “ranking of major shareholders” after change has been set forth based on an estimate with reference to the ranking in the shareholder registry as of December 31, 2025.

5.	Future Forecast
Please refer to I. 7. “Business Integration” above.

VI.	Change of Parent Company, Major Shareholders and the Largest Major Shareholder of DVx

1.	Scheduled Date of Change
September 1, 2026 (scheduled).

2.	Background of the Change
Pursuant to the Share Exchange, as of the Effective Date of the Share Exchange, OLBA HEALTHCARE will become the wholly owning parent company of DVx and will newly fall under the category of major shareholder and the largest major shareholder of DVx.

Meanwhile, MSS, who is a major shareholder and the largest major shareholder of DVx, will no longer fall under the category of major shareholder and the largest major shareholder of DVx as of the Effective Date of the Share Exchange.

3.	Outline of the Largest Major Shareholder
(1)	Outline of the shareholder who will newly become the parent company and fall under the category of major shareholder and the largest major shareholder

Please refer to I. 4. “Outline of Constituent Corporations of the Share Exchange” above.

(2)	Outline of the shareholder who will no longer fall under the category of the largest major shareholder

Please refer to V. 3. (1) “Outline of the shareholder who will fall under the category of Major Shareholder and the Largest Major Shareholder” above.

4.	The Number of Shares Owned by and Shareholding Ratio of Major Shareholder and the Largest Major Shareholder, Before and After the Change
(1)	OLBA HEALTHCARE (the shareholder who will newly become the parent company and fall under the category of major shareholder and the largest major shareholder)

	Category	Number of voting rights (Voting rights ratio)
		Directly owned	To be combined	Total	Ranking of major shareholders
Before change (as of March 31, 2026)	―	―	―	―	―
After change	Parent, major shareholder and the largest major shareholder	105,009 rights (100.00%) (10,500,956 shares)	―	105,009 rights (100.00%) (10,500,956 shares)	First

(2)	MSS (the shareholder who will no longer fall under the category of major shareholders and the largest major shareholder)

	Category	Number of voting rights (Voting rights ratio)
		Directly owned	To be combined	Total	Ranking of major shareholders
Before change (as of March 31, 2026)	Major shareholder and the largest major shareholder	35,396 rights (33.71%) (3,539,600 shares)	―	35,396 rights (33.71%) (3,539,600 shares)	First
After change	―	―	―	―	―

5.	Future Prospects
Please refer to I. 7. “Future Prospects” above.
End.

(For Your Information)

OLBA HEALTHCARE

(Unit: JPY million)

	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Profit for the current term attributable to owners of parent
Earnings forecast for the current term (The term ending June 2026)	127,978	2,000	1,928	1,321
Previous term results (The term ending June 2025)	122,702	1,979	1,962	1,430

DVx

(Unit: JPY million)

	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Profit for the current term attributable to owners of parent
Earnings forecast for the current term (The term ending March 2027)	57,750	480	480	323
Previous term results (The term ending March 2026)	55,988	294	301	225